EXHIBIT 10.1

April 21, 2016

Dear Jason:

It is with great pleasure that H.D.D. LLC (“HDD”, “Truett Hurst, or the “Company”) offers you the position of Vice President of Sales. In your position you will be reporting to Phillip Hurst, President and Chief Executive Officer.

We confirm your state date of May 9, 2016.

Our offer for compensation, incentives and company benefits is as follows:

•	Annualized equivalent pay of $250,000 per year, paid bi-weekly

•	A $15,000 sign on bonus paid in the first normal bi-weekly payroll after your start date

•	A bonus of $35,000 paid the first normal bi-weekly payroll following December 31, 2016 subject only to being an employee in-good standing on that date

•	Options to purchase 70,000 shares of THST Class A Stock with a four year annual cliff vesting schedule and a strike price equal to the closing stock price on the day of grant (actual award letter to be provided within two weeks of your start date and subject to final approval of the board of directors)

•	Eligibility to participation in the Executive Bonus Plan (plan specifics to be determined and subject to board approval)

•	Eligibility to participate in 401K plan, subject to enrollment period of three months

•	Paid Time Off (“PTO”) 15 days in Year-1 with accrual commencing from the first day of employment, in a manner consistent with company policy.

•	Company-paid holidays including one floating holiday.

•	Eligibility for the following group benefits, effective on date of hire:

–	United Healthcare Medical and Dental coverage
–	VSP Vision coverage
–	Healthcare Flexible Spending Account and Dependent Care
–	Life and Long-Term disability insurance
–	Employee Assistance Program (EAP)
–	MarketPlace site for various offers and savings

This offer, and your employment by HDD, is contingent upon completion (satisfactory to HDD) of a background reference check, employment authorization verification, and submission of required documents.

Truett-Hurst, Inc.

HEALDSBURG, CA 95448